EXHIBIT 1A

GK INVESTMENT HOLDINGS, LLC

MANAGING BROKER-DEALER AGREEMENT

May 25, 2016

JCC Advisors, LLC

Ladies and Gentlemen:

GK Investment Holdings, LLC, a Delaware limited liability company (the "Company"), is qualifying for the public sale of a maximum of 50,000 7% unsecured bonds of the Company (the "Bonds") for a purchase price of $1,000 per Bond, pursuant to an exemption from registration under Regulation A ("Regulation A") promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933 (the "Securities Act"), in an aggregate amount and at the purchase price per Bond set forth on "Exhibit A" attached hereto (the "Offering"). The Company desires to appoint JCC Advisors, LLC, a Texas limited liability company, as managing broker-dealer for the Offering (the "Managing Broker-Dealer") on the terms and conditions described herein. The Managing Broker-Dealer shall have the right to enter into (i) Participating Dealer Agreements substantially in the form attached to this Managing Broker-Dealer Agreement (this "Agreement") as "Exhibit B" with broker-dealers participating in the Offering (each broker-dealer entering into a Participating Dealer Agreement being referred to herein as a "Dealer" and said broker-dealers being collectively referred to herein as the "Dealers"); and (ii) additional agreements with broker-dealers (each broker-dealer entering into such an agreement being referred to herein as a "Procurement Dealer" and said broker-dealers being collectively referred to herein as the "Procurement Dealers"), all of whom must be members of the Financial Industry Regulatory Authority ("FINRA"), for the purposes of wholesaling the Bonds or procuring other broker-dealers to participate in the Offering as a Dealer (each such agreement being referred to herein as a "Procurement Agreement"). The Company shall have the right to approve any material modifications or addendums to the form of the Participating Dealer Agreement. The indemnities, representations and warranties to the Company in Section 4 herein shall be required of each Procurement Dealer entering into a Procurement Agreement and becoming a Dealer. The Company shall have the right to approve any material modification Terms not defined herein shall have the same meaning as in the Offering Circular prepared by the Company for use in connection with the Offering, as it may be amended from time to time in the future by the Company. In connection with the Offering, the Company hereby agrees with the Managing Broker-Dealer, as follows:

1. Representations and Warranties of the Company

The Company represents and warrants to the Managing Broker-Dealer, each Procurement Dealer with whom the Managing Broker-Dealer enters into a Procurement Agreement, and each Dealer with whom the Managing Broker-Dealer enters into a Participating Dealer Agreement that:

1.1 An Offering Statement on Form 1-A (the "Offering Statement"), including a preliminary offering circular (the "Preliminary Offering Circular"), with respect to the Bonds has been prepared by the Company in accordance with the requirements of the Securities Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the SEC (the "Rules and Regulations") applicable to the Offering and sale of the Bonds. Upon qualification of the Offering Statement, the Company shall file a final offering circular with the SEC pursuant to Rule 253 of Regulation A (the "Offering Circular").

1.2 The Company has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, and has, and at all times during the Offering will have, the power and authority to conduct its business as described in the Offering Circular and the limited liability company agreement of the Company (the "Operating Agreement"). The Company is qualified, or, on or prior to the date of qualification of the Offering Statement with the SEC, will qualify to do business in each jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business, as described in the Offering Circular and the Operating Agreement, requires such qualification, except where the failure to do so would not have a material adverse effect on the condition, financial or otherwise, results of operations or cash flows of the Company (a "Material Adverse Effect").

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1.3 Upon qualification of the Offering Statement, the Offering Circular will comply with the Securities Act and the Rules and Regulations, and the Offering Circular and any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering ("Authorized Sales Materials"), including without limitation, all testing the waters material under Rule 255 ("TTW Materials"), when used in conjunction with the Offering Circular, do not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1.3 will not extend to such statements contained in or omitted from the Offering Circular or Authorized Sales Materials as are primarily within the knowledge of the Managing Broker-Dealer, any Procurement Dealer or any of the Dealers and are based upon information either (a) furnished by a Dealer in writing to the Managing Broker-Dealer, any Procurement Dealer or the Company, or (b) furnished by the Managing Broker-Dealer in writing to the Company specifically for inclusion therein.

1.4 The Company intends to use the funds received from the sale of the Bonds as set forth in the Offering Circular and the Operating Agreement.

1.5 No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Bonds, except such as have been or are to be obtained under the Securities Act, or where the failure to obtain such consent, approval, authorization or other order of any governmental authority would not have a Material Adverse Effect.

1.6 Unless otherwise described in the Offering Circular, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a Material Adverse Effect.

1.7 There are no contracts or other documents required by the Securities Act or the Rules and Regulations to be described in or incorporated by reference into the Offering Circular which have not been accurately described in all material respects in the Offering Circular or incorporated or filed as required.

1.8 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under the Operating Agreement or any indenture, mortgage, deed of trust, lease, or, to the Company's knowledge, under any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except (i) to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws, and (ii) for such conflicts or defaults that would not reasonably be expected to have a Material Adverse Effect.

1.9 The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

1.10 Since the respective dates as of which information is given in the Offering Circular and solely through the closing of the Offering, there has not been any Material Adverse Effect, except as set forth in or contemplated in the Offering Circular, (a) there has not been any change in the capitalization of the Company, or in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever other than in the ordinary course of business and (b) the Company has not incurred and will not incur any material liabilities or obligations, direct or contingent.

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2. Covenants of the Company

The Company covenants and agrees with the Managing Broker-Dealer that:

2.1 It will prepare and file with the SEC the Offering Statement (or the equivalent, if a state securities commission requires a different format), including all amendments thereto. In addition, it will furnish the Managing Broker-Dealer, at no expense to the Managing Broker-Dealer, with such number of printed copies of the Offering Circular, including all amendments thereto, as the Managing Broker-Dealer may reasonably request. It will similarly furnish to the Managing Broker-Dealer and others designated by the Managing Broker-Dealer as many copies as the Managing Broker-Dealer may reasonably request in connection with the Offering of: (a) the offering circular, in preliminary and final form, and every form of supplemental or amended offering circular; and (b) this Agreement.

2.2 It will prepare and file with the appropriate regulatory authorities, as may be required, by law or regulation, at no expense to the Managing Broker-Dealer, the Authorized Sales Materials. In addition, it will furnish the Managing Broker-Dealer, at no expense to the Managing Broker-Dealer, with such number of printed copies of Authorized Sales Materials as the Managing Broker-Dealer may reasonably request.

2.3 It will use its reasonable best efforts to cause the Offering Statement to become qualified with the SEC. If at any time the SEC shall issue any stop order suspending the qualification of the Circular, and to the extent the Company determines that such action is in the best interest of its members, it will use its reasonable best efforts to obtain the lifting of such order at the earliest possible time.

2.4 It will not use any Offering Circular or sales materials for the Offering which have not been approved by the Managing Broker-Dealer prior to use, and shall make such modifications, amendments or supplements to the Offering Circular and Authorized Sales Materials as reasonably requested by the Managing Broker-Dealer to eliminate any materially inaccurate or misleading statement contained therein, but no failure to make any objection or to request any modification, amendment or supplement shall constitute any representation by the Managing Broker-Dealer regarding the accuracy or completeness of the Offering Circular or sales materials prepared by the Company. If at any time when an Offering Circular is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Managing Broker-Dealer, the Offering Circular or Authorized Sales Materials would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Managing Broker-Dealer thereof (unless the information shall have been received from the Managing Broker-Dealer) and will affect the preparation of an amended or supplemental Offering Circular and Authorized Sales Materials which will correct such statement or omission and file such amended or supplemental Offering Circular and Authorized Sales Materials as required under federal law.

2.5 Neither the Company nor any of its affiliates shall make any written or oral representations or statements to investors that contradict or are inconsistent with the statements made in the Offering Circular or the Authorized Sales Material, as then amended or supplemented.

2.6 The Company will, as long as any Bonds placed by the Managing Broker-Dealer or any Dealer remain held by investors purchasing them in the Offering, furnish directly to the Managing Broker-Dealer one (1) copy of each report furnished to investors and/or the trustee in the Bonds at the time such report is furnished to the investors and/or the trustee.

2.7 Neither the Company, nor any predecessor of the Company; nor any other issuer affiliated with the Company; nor any director or executive officer of the Company or other officer of the Company participating in the Offering, nor any beneficial owner of 20% or more of the Company's outstanding voting equity securities, nor any promoter connected with the Company, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

2.8 Each of the representations and warranties contained in this Agreement are true and correct and the Company will comply with each covenant and agreement contained in this Agreement.

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3. Agreements and Compensation of Managing Broker-Dealer

3.1 The Company hereby appoints the Managing Broker-Dealer as its agent and principal distributor for the purpose of selling for cash, on a "best efforts" basis, up to a maximum of 50,000 Bonds through the Dealers, all of whom shall be members of the FINRA. The Managing Broker-Dealer may also sell Bonds for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Offering Circular. The Managing Broker-Dealer hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Bonds on said terms and conditions. The Managing Broker-Dealer represents to the Company that it is a member of FINRA, that it and its employees and representatives have all required licenses and registrations to act under this Agreement, and that each shall remain a member or duly licensed, as the case may be, during the Offering.

3.2 Promptly after the qualification of the Bonds as exempt from registration pursuant to Regulation A by the SEC, the Managing Broker-Dealer and the Dealers shall commence the offering of the Bonds for cash to the public in jurisdictions in which the Bonds are registered or qualified for sale or in which such offering is otherwise permitted. The Managing Broker-Dealer and the Dealers will suspend or terminate offering of the Bonds upon request of the Company at any time and will resume offering the Bonds upon subsequent request of the Company. Subject to the Company's compliance with its obligations hereunder, the Managing Broker-Dealer will comply with all applicable federal securities laws, including the Securities Act, Exchange Act, and the applicable rules and regulations of FINRA (the "FINRA Rules").

3.3 Except as otherwise provided in the "Plan of Distribution" section of the Offering Circular, as compensation for the services rendered by the Managing Broker-Dealer, the Company agrees that it will pay to the Managing Broker-Dealer sales commissions, allowances and reimbursements set forth on Exhibit A attached hereto. It is understood that no sale shall be regarded as effective unless and until accepted by the Company. The Company reserves the right in its sole discretion to accept or reject any subscription for Bonds (each a "Subscription") in whole or in part for a period of thirty (30) days from the receipt of the Subscription. Any Subscription not accepted within thirty (30) days of receipt shall be deemed rejected. The Bonds will be offered during a period commencing at such time as set forth in the Offering Circular, and continuing until the earlier of (i) the date that the Offering is fully subscribed or (ii) December 31, 2016, as may be extended for six (6) months, in the Company's sole discretion (the "Offering Termination Date"). The Company may accept purchases of the Bonds as soon as the Offering Statement has been qualified by the SEC. Following qualification, the Company will conduct closings in the Offering at its discretion. The Managing Broker-Dealer further understands and agrees that the fees, commission or compensation to the Managing Broker-Dealer for the sale of Bonds described herein is conditioned upon acceptance of sales by the Company as set forth in this Section 3.3, and that the failure to do so shall relieve the Company or any other party of any obligation to pay Managing Broker-Dealer for any services rendered by Managing Broker-Dealer in connection with the sale of Bonds under this Agreement, other than as specified herein. The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Managing Broker-Dealer for payment of commissions to Dealers. The Company will not be liable or responsible to any Procurement Dealer for direct payment of fees to any Procurement Dealer, it being the sole and exclusive responsibility of the Managing Broker- Dealer for payment of fees to Procurement Dealers. Notwithstanding the above, at the direction of the Managing Broker-Dealer, the Company may act as agent of the Managing Broker-Dealer by making direct payment of commissions to Dealers or fees to Procurement Dealers on behalf of the Managing Broker-Dealer without incurring any liability; provided, that the Managing Broker-Dealer may direct the Company in writing to discontinue payments of commissions to any Dealer or fees to Procurement Dealers at any time, and the Company shall comply with the Managing Broker-Dealer's written instructions regarding such payments.

Notwithstanding the foregoing, no fee, compensation or expense reimbursement may be paid to the Managing Broker-Dealer, any Procurement Dealer or any Dealer following the termination of this Agreement in violation of FINRA Conduct Rule 5110(f)(2)(D).

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3.4 The Managing Broker-Dealer represents and warrants to the Company that the information under the caption "Plan of Distribution" in the Offering Circular and all other information furnished to the Company by the Managing Broker-Dealer in writing expressly for use in the Offering Circular, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.5 The Managing Broker-Dealer represents and warrants to the Company that it will not use any sales literature not authorized and approved by the Company, use any "broker-dealer use only" materials with members of the public, or make any unauthorized verbal representations or verbal representations which contradict or are inconsistent with the statements made in the Offering Circular or the Authorized Sales Material in connection with offers or sales or the Bonds.

3.6 The Managing Broker-Dealer is a duly organized and validly existing limited liability company under the laws of Texas.

3.7 No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Managing Broker-Dealer of this Agreement, except such as may be required under the Securities Act.

3.8 There are no actions, suits or proceedings pending or to the knowledge of the Managing Broker-Dealer, threatened against the Managing Broker-Dealer at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could be reasonably expected to have a material adverse effect on the Managing Broker-Dealer or the ability of the Managing Broker-Dealer to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Offering Circular.

3.9 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Managing Broker-Dealer will not conflict with or constitute a default under any operating agreement or other similar agreement, indenture, mortgage, deed of trust, lease, or, to the Managing Broker-Dealer's knowledge, under any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Managing Broker-Dealer, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

3.10 The Managing Broker-Dealer has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

3.11 Except for Participating Dealer Agreements and Procurement Agreements, no agreement will be made by the Managing Broker-Dealer with any person permitting the resale, repurchase or distribution of any Bonds purchased by such person.

3.12 The Managing Broker-Dealer represents that the commissions and fees payable to the Managing Broker-Dealer as set forth in this Agreement are fair, reasonable and not in excess or violation of applicable rules, regulations and other requirements of the SEC, FINRA, Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act").

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3.13 Neither the Managing Broker-Dealer, any Procurement Dealer nor any Dealer, nor any managing member of the Managing Broker-Dealer, any Procurement Dealer or any Dealer, nor any director or executive officer of the Managing Broker-Dealer, any Procurement Dealer or any Dealer or other officer of the Managing Broker-Dealer, any Procurement Dealer or any Dealer participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the Managing Broker-Dealer, any Procurement Dealer or any Dealer, or any other person being compensated by or through the Managing Broker-Dealer, any Procurement Dealer or any Dealer for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

3.14 If and to the extent that the Managing Broker-Dealer directly places any of the Bonds sold to investors in the Offering, the Managing Broker-Dealer shall be deemed to have made the representations, warranties and covenants of a Dealer as contained in the Participating-Dealer Agreement as if it had entered into a Participating Dealer Agreement, as a Dealer, with the Company.

4. Indemnification

4.1 For the purposes of this Section 4, an entity's "Indemnified Parties" shall include such entity's officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

4.2 The Company will indemnify, defend (subject to Section 4.6) and hold harmless the Managing Broker-Dealer, the Procurement Dealers and the Dealers, as applicable, and their respective Indemnified Parties, from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such Dealers, Procurement Dealers or the Managing Broker-Dealer, as applicable, or their respective Indemnified Parties, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company or any material failure by the Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering, or (b) any untrue statement or alleged untrue statement of a material fact contained (i) in any Offering Statement or any post- qualification amendment thereto or in the Offering Circular or any amendment or supplement to the Offering Circular or (ii) in any Authorized Sales Materials, or (c) the omission or alleged omission to state a material fact required to be stated in the Offering Statement or any post-qualification amendment thereof necessary to make the statements therein not misleading, and the Company will reimburse each Dealer, Procurement Dealer or the Managing Broker-Dealer, as applicable, and their respective Indemnified Parties, for any legal or other expenses reasonably incurred by such Dealer, Procurement Dealer or the Managing Broker-Dealer, as applicable, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission, , made in reliance upon and in conformity with written information furnished either (x) to the Company by the Managing Broker-Dealer or (y) to the Company or the Managing Broker-Dealer by or on behalf of any Dealer, in each case expressly for use in the Offering Statement or any post-qualification amendment thereof, or the Offering Circular or any such amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Company may otherwise have. Notwithstanding the foregoing the indemnification and agreement to hold harmless provided in this Section 4.2 is further limited to the extent that no such indemnification by the Company of a Dealer or the Managing Broker-Dealer, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the Bonds were offered or sold as to indemnification for violations of securities laws.

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4.3 The Managing Broker-Dealer will indemnify, defend and hold harmless the Company, its Indemnified Parties and each person who has signed the Offering Statement, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Managing Broker-Dealer, any material breach of a covenant contained herein by the Managing Broker-Dealer, or any material failure by the Managing Broker-Dealer to perform its obligations hereunder or (b) any untrue statement or any alleged untrue statement of a material fact contained (i) in any Offering Statement or any post-qualification amendment thereto or (ii) in any Authorized Sales Materials, or (c) the omission or alleged omission to state a material fact required to be stated in the Offering Statement or any post-qualification amendment thereof necessary to make the statements therein not misleading, provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Managing Broker-Dealer specifically for use with reference to the Managing Broker-Dealer in the preparation of the Offering Statement or any such post-qualification amendments thereof or the Offering Circular or any such amendment thereof or supplement thereto, or (d) any use of sales literature by the Managing Broker-Dealer not authorized or approved by the Company or any use of "broker-dealer use only" materials with members of the public concerning the Bonds by the Managing Broker-Dealer, or (e) any untrue statement made by the Managing Broker-Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Bonds, or (f) any material violation by the Managing Broker-Dealer of this Agreement, or (g) any failure by the Managing Broker-Dealer to comply with applicable laws governing money laundry abatement and anti- terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, regulations pursuant to the Exchange Act ("Exchange Act Regulations") and the USA PATRIOT Act, or (h) any other failure by the Managing Broker-Dealer to comply with applicable FINRA Rules or Exchange Act Regulations. The Managing Broker-Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Managing Broker-Dealer may otherwise have.

4.4 Promptly after receipt by any indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

4.5 An indemnifying party under Section 4 of this Agreement shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows:

(a) In the case of the Company indemnifying the Managing Broker-Dealer, the advancement of Company funds to the Managing Broker-Dealer for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Managing Broker-Dealer undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Managing Broker-Dealer is found not to be entitled to indemnification.

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(b) In any case of indemnification other than that described in Section 4.6(a) above, the indemnifying party shall pay all legal fees and expenses reasonably incurred by the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

4.6 To provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to this Section 4 is for any reason held to be unavailable from the Company, the Managing Broker-Dealer or the Dealers, as the case may be, the Company, the Managing Broker-Dealer and the Dealers shall contribute to the aggregate losses, claims, damages or liabilities (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in the case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Company, on the one hand, and the Managing Broker-Dealer and Dealers, on the other hand, in connection with the events which resulted in such losses, claims, damages or liabilities. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Managing Broker-Dealer or Dealer, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement.

4.7 The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Company, the Managing Broker- Dealer, any Dealer, (b) delivery of any Bonds and payment therefor, and (c) any termination or completion of this Agreement or any Participating Dealer Agreement. A successor of any Dealer, any Procurement Dealer, or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 4.

5.  Applicable Law and Venue

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Delaware; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. The Company, the Managing Broker-Dealer and each Dealer hereby agree that venue for any action brought in connection with this Managing Broker-Dealer Agreement shall lie exclusively in Cook County, Illinois.

6. Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

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7. Successors and Amendment

7.1 This Agreement shall inure to the benefit of and be binding upon the Managing Broker- Dealer and the Company and their respective successors, and to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

7.2 This Agreement may be amended by the written agreement of the Managing Broker- Dealer and the Company.

8. Term

This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed during the term of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (b) by either party on 60 days' prior written notice.

In any case, this Agreement shall expire at the close of business on the Offering Termination Date. The provisions of Sections 4, 5 and 13-17 hereof shall survive such termination. In addition, the Managing Broker- Dealer, upon the expiration or termination of this Agreement, shall (1) promptly deposit any and all funds in its possession which were received from investors for the sale of Bonds into such account as the Company may designate; and (2) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies. The Managing Broker-Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Broker-Dealer shall use its best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Agreement, the Company shall pay to the Managing Broker-Dealer all commissions to which the Managing Broker- Dealer is or becomes entitled under Section 3 at such time as such commissions become payable.

9. Confirmations

The Company hereby agrees to prepare and send confirmations to all purchasers of Bonds whose Subscriptions are accepted by the Company.

10. Submission of Orders

10.1 On or after the date of this Agreement, the Company, the Managing Broker-Dealer and UMB Bank (the "Escrow Agent") will enter into an Escrow Agreement substantially in the form included as an exhibit to the Offering Statement (the "Escrow Agreement"), pursuant to which an escrow account will be established (the "Escrow Account"), at the Company's expense, for the benefit of those persons subscribing for Bonds (the "Subscribers").

10.2 Prior to closing on each Subscription, (i) each Subscriber will execute and deliver a Purchaser Questionnaire and Subscription Agreement (each, a "Subscription Agreement") to the Company and the Company will make available to the Managing Broker-Dealer and the Escrow Agent copies of each such Subscription Agreement; (ii) each Subscriber will transfer to the Escrow Account funds in an amount equal to the price per Bond as shown on the cover page of the Offering Circular multiplied by the number of Bonds subscribed by such Subscriber (the "Subscription Amount"); and (iii) the Escrow Agent will notify the Company and the Managing Broker-Dealer in writing when the Escrow Account contains collected funds in the amount equal to the Subscription Amount.

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10.3 If on any date the Escrow Agent shall have received the Subscription Amount and the Company accepts such Subscription (each such date, a "Closing Date"), the Escrow Agent will release the Subscription Amount from the Escrow Account for collection by the Company and the Managing Broker-Dealer as provided in the Escrow Agreement and the Company shall deliver the Bonds purchased on such Closing Date to the Subscriber, which delivery may be made through the facilities of the Depository Trust Company ("DTC") or via book entry with the Company's securities registrar and transfer agent, UMB Bank (the "Transfer Agent"). All closings (each, a "Closing") shall take place at the office of the Managing Broker-Dealer or such other location as the Managing Broker-Dealer and the Company shall mutually agree. All actions taken at the Closing shall be deemed to have occurred simultaneously on such Closing Date.

11. Notice

Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transmission. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Company:	GK Investment Holdings, LLC
c/o GK Development, Inc. 257 East Main Street, Suite 200 Barrington, Illinois 60010 Attention: Michael Sher Fax: (847) 277-9940

To Managing Broker-Dealer:	JCC Advisors, LLC
30012 Ivy Glenn Drive, Suite 180A Laguna Niguel, California 92677 Attention: Mark Atchity

12. Severability

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

13. No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

14. Recovery of Costs

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

15. Assignment

This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

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16. Privacy Act

To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the Managing Broker-Dealer hereby agrees to the confidentiality and non-disclosure obligations set forth herein.

16.1 "Customer Information" means any information contained on a customer's application or other form and all nonpublic personal information about a customer that a party receives from the other party. "Customer Information" shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

16.2 The Managing Broker-Dealer understands and acknowledges that it may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the "Privacy Laws"), and any Customer Information received by the Managing Broker-Dealer is received with limitations on its use and disclosure. The Managing Broker-Dealer agrees that it is prohibited from using the Customer Information received other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to this Agreement, as permitted under the "use in the ordinary course of business" exception to the Privacy Laws.

16.3 The Managing Broker-Dealer shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in its control which are no less rigorous than those maintained by the Managing Broker-Dealer for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the Managing Broker-Dealer will immediately notify the Company.

17. Third Party Beneficiary

Each Procurement Dealer is expressly made a third party beneficiary of this Agreement, including, without limitation, regarding the representations and warranties contained in Section 1 and the indemnification obligations contained in Section 4.

[Signatures appear on next page]

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

GK Investment Holdings, LLC

By: GK Development, Inc. Its: Manager

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Its:	President and Sole Director

Accepted and agreed as of the

date first above written.

MANAGING BROKER-DEALER

JCC Advisors, LLC

By:	/s/ Mark Atchity
Name:	Mark Atchity
Its:	President & CEO

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Exhibit A

Bonds to be Sold:

A maximum of 50,000 Bonds to be issued and sold for an aggregate purchase price of $50,000,000 at a purchase price of $1,000 per Bond. The minimum Subscription per Subscriber will be five (5) Bonds ($5,000) unless waived by the Company.

Managing Broker-Dealer Compensation:

Company agrees that it will pay to the Managing Broker-Dealer sales commissions in the amount of 5% of the gross proceeds of the Offering, which it will re-allow and pay to the Dealers, plus a Managing Broker-Dealer Fee in the amount of 3% of the gross proceeds of the Offering, JCC shall be entitled to retain, out of the Managing Broker-Dealer Fee, an amount equal to 0.57% of the gross proceeds of the offering. JCC may re-allow and pay to wholesalers and other participants in the offering up to the entirety of the remaining 2.43% portion of the Managing Broker-Dealer Fee. Any amount in excess of the 0.57% JCC is entitled to retain that is not re-allowed shall be returned to the Issuer.

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Exhibit B

PARTICIPATING DEALER AGREEMENT

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